SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 Schedule 13G/A
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                                  CURAGEN CORP.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    23126R101
                                 (CUSIP Number)


                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23126R101                Schedule 13G/A                  PAGE 2 OF 16

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                         CLSP, L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    597,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    597,700
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                     597,700
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                     1.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                     PN
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A                  PAGE 3 OF 16


-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              CLSP II, L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    863,272
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    863,272
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               863,272
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.7%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A                  PAGE 4 OF 16

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               CLSP/SBS I, L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    251,300
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    251,300
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               251,300
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               0.5%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A                  PAGE 5 OF 16

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              CLSP/SBS II, L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    73,400
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    73,400
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               73,400
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
              0.1%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
              PN
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A                  PAGE 6 OF 16

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Cooper Hill Partners, L.P.
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    597,700
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    597,700
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                597,700
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                 1.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                 PN
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A                  PAGE 7 OF 16

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Cooper Hill Partners, LLC
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,785,672
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,785,672
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,785,672
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               3.6%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A                PAGE 8 OF 16

---------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Casdin Capital, LLC
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,383,372
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,383,372
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               2,383,372
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               4.8%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A                PAGE 9 of 16

-----------------------------------------------------------------------------
     (1) NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Jeffrey Casdin
-----------------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [ ]
                                                                      (b) [x]
-----------------------------------------------------------------------------
     (3) SEC USE ONLY

-----------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,383,372
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,383,372
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               2,383,372
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               4.8%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               IN
-----------------------------------------------------------------------------

CUSIP No. 23126R101                Schedule 13G/A               PAGE 10 OF 16

ITEM 1(a).  NAME OF ISSUER:
            CURAGEN CORP

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            555 Long Wharf Drive, 11th Floor, New Haven, CT 06511

ITEM 2(a).  NAME OF PERSON FILING:

     This statement is filed by:
          (i) CLSP, L.P. ("CLSP"),
              a Delaware limited partnership, with respect to the Securities owned by it;
         (ii) CLSP II, L.P. ("CLSP II") a Delaware limited partnership, with respect to the Securities owned by it;
        (iii) CLSP/SBS I, L.P. ("CLSP/SBS I") a Delaware limited partnership, with respect to the Securities owned by it;
         (iv) CLSP/SBS II, L.P. ("CLSP/SBS II") a Delaware limited partnership, with respect to the Securities owned by it;
          (v) Cooper Hill Partners, L.P., a Delaware limited partnership with respect to the Securities held for CLSP Overseas, Ltd. ("CLSP Overseas"), a Cayman Islands exempted company;
         (vi) Cooper Hill Partners, LLC ("Cooper, LLC "), a Delaware limited liability company and the sole general partner of CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I AND CLSP/SBS II;
        (vii) Casdin Capital, L.L.C. ("Casdin, LLC"), a Delaware limited liability company and the sole general partner of Cooper Hill Partners, L.P. and the managing member to Cooper, LLC with respect to the Securities owned by CLSP, CLSP II, CLSP/SBS I and CLSP/SBS II and CLSP Overseas; and
       (viii) Jeffrey Casdin a citizen of the United States, and the Managing Member of Casdin Capital, LLC, the general partner of Cooper Hill Partners, L.P. and the managing member of Cooper LLC, with respect to Securities subject to the control of Cooper LLC and Cooper Hill Partners, LP.


              The foregoing persons (other than CLSP Overseas) are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 23126R101                Schedule 13G/A                PAGE 11 OF 16

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
            The business address of each of the Reporting Persons is 767
Third Avenue, New York, New York 10017. The business address of CLSP Overseas is c/o Goldman Sachs (Cayman) Trust, Limited P.O. Box 896 G.T. Harbour Centre, Second Floor North Church Street George Town, Grand Cayman Cayman Islands, B.W.I.

ITEM 2(c).  CITIZENSHIP:

            Cooper, LLC and Casdin, LLC are Delaware limited liability companies and CLSP, CLSP II, CLSP/SBS I, CLSP/SBS II and Cooper Hill Partners, L.P. are each a Delaware limited partnership. CLSP Overseas is a Cayman Islands exempted company. Jeffrey Casdin is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER:                 23126R101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)   [ ] Broker or dealer registered under Section 15 of the Act

          (b)   [ ] Bank as defined in Section 3(a)(6) of the Act

          (c)   [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                    13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g)   [ ] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

CUSIP No. 23126R101                Schedule 13G/A                PAGE 12 OF 16

          (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]


ITEM 4.   OWNERSHIP.
     A. CLSP
        (a) Amount beneficially owned: 597,700
        (b) Percent of class: 1.2%
          (All percentages herein are based on 50,124,088 shares of Common Stock reported to be outstanding as of October 29, 2004, as reflected in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarter ended September 30,
          2004).
        (c) Number of shares as to which such person has:
                  (i) sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 597,700
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 597,700

     B. CLSP II
        (a) Amount beneficially owned: 863,272
        (b) Percent of class: 1.7%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 863,272
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 863,272

     C. CLSP/SBS I
        (a) Amount beneficially owned: 251,300
        (b) Percent of class: 0.5%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 251,300
                  (iii)  sole power to dispose or to direct the disposition of 0

CUSIP No. 23126R101                Schedule 13G/A                PAGE 13 OF 16

                  (iv) shared power to dispose or to direct the disposition of 251,300

     D. CLSP/SBS II
        (a) Amount beneficially owned: 73,400
        (b) Percent of class: 0.1%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 73,400
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 73,400

     E. Cooper Hill Partners, L.P.
        (a) Amount beneficially owned: 597,700
        (b) Percent of class: 1.2%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 597,700
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 597,700

     F. Cooper Hill Partners, LLC
        (a) Amount beneficially owned: 1,785,672
        (b) Percent of class: 3.6%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 1,785,672
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,785,672

CUSIP No. 23126R101                Schedule 13G/A                PAGE 14 OF 16

     G. Casdin Capital, LLC
        (a) Amount beneficially owned: 2,383,372
        (b) Percent of class: 4.8%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 2,383,372
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 2,383,372

      H. Jeffrey Casdin
        (a) Amount beneficially owned: 2,383,372
        (b) Percent of class: 4.8%
        (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 0
                  (ii)   shared power to vote or to direct the vote 2,383,372
                  (iii)  sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition Of 2,383,372


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5% OF THE CLASS OF SECURITIES CHECK THE FOLLOWING [ X ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

CUSIP No. 23126R101                Schedule 13G/A                PAGE 15 OF 16

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 23126R101                Schedule 13G/A                PAGE 16 OF 16

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons and CLSP Overseas, Ltd. hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the Securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2005           /s/ Jeffrey Casdin,
                                    JEFFREY CASDIN, individually, and on
                                    behalf of CLSP, L.P., CLSP II, L.P.,
                                    CLSP/SBS I, L.P., and CLSP/SBS II, L.P.
                                    and as sole member of Casdin Capital,
                                    L.L.C., the managing member of Cooper
                                    Hill Partners, L.L.C. and the general
                                    partner of Cooper Hill Partners, L.P.